Preliminary Terms This summary of terms is not complete and should be read with the pricing supplement below Issuer: Citigroup Global Markets Holdings Inc. Guarantor: Citigroup Inc. Underlying: The S&P 500® Index (ticker: “SPX”) Pricing date: October 28, 2022 Valuation date: October 28, 2027 Maturity date: November 2, 2027 Digital return amount: At least $405.00 per security (representing a digital return equal to at least 40.50% of the stated principal amount) (to be determined on the pricing date). You will receive the digital return amount only if the final underlying value is greater than or equal to the initial underlying value. Absolute return amount: $1,000 × the absolute value of the underlying return Final barrier value: 70% of the initial underlying value CUSIP / ISIN: 17330Y7L8 / US17330Y7L84 Initial underlying value: T he closing value of the underlying on the pricing date Final underlying value: The closing value of the underlying on the valuation date Underlying return: (Final underlying value - initial underlying value) / initial underlying value Payment at Maturity: • If the final underlying value is greater than or equal to the initial underlying value: $1,000 + the greater of ( i ) the digital return amount and (ii) $1,000 × the underlying return • If the final underlying value is less than the initial underlying value but greater than or equal to the final barrier value: $1,000 + the absolute return amount • If the final underlying value is less than the final barrier value: $1,000 + ($1,000 × the underlying return) If the final underlying value is less than the final barrier value, you will have full downside exposure to the negative underlying return and your payment at maturity will be less, and possibly significantly less, than the $1,000 stated principal amount per security. You should not invest in the securities unless you are willing and able to bear the risk of losing a significant portion, and possibly all, of your investment. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Stated principal amount: $1,000 per security Pricing Supplement: Preliminary Pricing Supplement dated October 12, 2022 Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 5 Year Dual Directional Barrier Digital Plus Securities Linked to SPX Hypothetical Payment at Maturity * Hypothetical Underlying Return Hypothetical Security Return Hypothetical Payment at Maturity 100.00% 100.00% $2,000.00 75.00% 75.00% $1,750.00 50.00% 50.00% $1,500.00 C 40.50% 40.50% $1,405.00 25.00% 40.50% $1,405.00 10.00% 40.50% $1,405.00 0.00% 40.50% $1,405.00 B - 5.00% 5.00% $1,050.00 - 15.00% 15.00% $1,150.00 - 30.00% 30.00% $1,300.00 - 30.01% - 30.01% $699.90 A - 50.00% - 50.00% $500.00 - 100.00% - 100.00% $0.00 * The hypotheticals assume that the upside participation rate will be set at the lowest value indicated in this offering summary. A B C

Selected Risk Considerations • You may lose a significant portion or all of your investment. Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity. Instead, your payment at maturity will depend on the performance of the underlying. If the final underlying value is less than the final barrier value, you will lose 1% of the stated principal amount of the securities for every 1% by which the final underlying value is less than the initial underlying value. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment. • The securities do not pay interest. • Your potential for positive return from depreciation of the underlying is limited. • You will not receive dividends or have any other rights with respect to the underlying. • What you receive at maturity depends on the closing value of the underlying on a single day. • The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • The issuer and its affiliates may have conflicts of interest with you. • The U.S. federal tax consequences of an investment in the securities are unclear. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 255302 and 333 - 255302 - 03) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.